EXHIBIT 99.2


           Premier Laser Systems Names Michael J. Quinn President and
                            Chief Executive Officer

IRVINE, Calif.-(BW Health Wire)-- Nov. 29, 1999-Premier Laser Systems, Inc. (Nasdaq:PLSIA) announced today that it has hired health care industry veteran Michael J. Quinn, 54, as its new president and chief executive officer.

The hiring of Quinn marks the successful conclusion of the CEO succession plan previously announced by the Company. Quinn brings to Premier a 30-year track record of improving operations, returning companies to profitability and managing rapid sales growth in health care related products. According to the announcement by Colette Cozean, Ph.D., who will remain chairman of the board and chief technology officer, Quinn has "the track record, operating background, and demeanor to make a significant near- and long-term impact on Premier's business. He brings us real and needed strength in the marketing and sales of medical devices that will drive the Company towards realizing the full potential of its regulatory expertise and well-developed line of dental and ophthalmic products."

Quinn comes to Premier Laser from Irvine-based Imagyn Medical Technologies where he was retained earlier this year as president and chief operating officer to manage the orderly stewardship of that company through receivership. Imagyn successfully emerged from receivership in October of this year and is now operating as a private company.

Prior to Imagyn, Quinn served as president and chief operating officer at Pittsburgh-based Fisher Scientific Co. (NYSE:FSH) from 1995 to 1998. At Fisher, Quinn led that company through its most significant growth phase in its 100-year history, growing both sales and earnings by more than 40 percent in a two-year period. During his tenure at Fisher, he introduced a company-wide performance-based compensation program and led the acquisition and integration into Fisher of Curtin Matheson Scientific, a health care products company with annual sales of $650 million. He also reengineered both logistics and systems platforms at Fisher and significantly improved top and bottom line performance during a period in which the market value of Fisher stock almost doubled.

Prior to Fisher, Quinn was senior vice president for 18 months at Orange, Calif.-based Bergen Brunswig Corp. (NYSE:BBC), a distributor of pharmaceuticals and surgical products. At Bergen Brunswig, Quinn was in charge of sales, marketing and supplier operations within the U.S. He was responsible for the reorganization of the Company's sales and marketing groups, which resulted in significant improvements in the productivity and cost effectiveness of these operations.

From 1991 through 1994, Quinn was with South Plainfield, N.J.-based OCP America, a wholesale pharmaceutical company. He joined OCP as president and chief operating officer and was promoted to chief executive officer in 1993 after having completed a successful fiscal turnaround of the Company, returning to it profitability after eight consecutive years of operating losses.

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Before OCP, Quinn held several other senior executive posts, including president and chief operating officer of the Cardinal Health Group, the operating business of Dublin, Ohio-based Cardinal Distribution, Inc. (NYSE:CAH), one of the largest pharmaceutical distributors in the world; and 13 years of increasing management responsibility within American Hospital Supply, including vice president and general manager of V. Mueller and president of Scientific Products.

Cozean commented, "Michael Quinn's keen understanding of the medical products market place should serve Premier Laser, its employees and its shareholders well into the future. His style of management has been aggressive and effective in improving sales and operations.

"Having stabilized operations," Cozean continued, "I feel that it is time to pass the operational baton to Michael's capable hands and focus on the technical, scientific, and regulatory matters that were the genesis of our formation and results to date."

Quinn earned a B.A. from the University of Buffalo-SUNY, and has completed executive development and executive financial programs at Northwestern University's Kellogg School of Business and University of Pennsylvania's Wharton Business School, respectively. He has relocated with his family to Orange County, Calif. from Naples, Fla.

Premier Laser Systems develops, manufactures and markets diagnostic and therapeutic products for the eyecare, dentistry and surgical markets including lasers, fiber optic delivery systems and associated products for a variety of applications.

The statements in this release that relate to future events or performance, statements about growth, future regulatory clearances, levels of sales and market size and future manufacturing capacity and efficiencies are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

CONTACT: Premier Laser Systems
Robert Mahoney, 949/859-0656
or
Allen & Caron, Inc.
Owen Daley, 949/474-4300


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